Exhibit (a)(23)
Alert
Converium Holding Ltd, Zug
Zug, Switzerland — 11 April 2007 — Payout of proposed par value reduction of 2.50 CHF expected by mid-July 2007
In line with Converium’s road map presentation on February 28, 2007, the Board of Directors proposes to Annual General Meeting that CHF 2.50 be remitted to shareholders by reducing the par value of registered shares from CHF 5 to CHF 2.50. The timing of this payment is expected to be by mid-July 2007.
Paolo De Martin, CFO of Converium: “Capital management is and will be one of our key value drivers and strategic focus areas in our strategic road map. Following our ratings upgrade, Converium is in the position to more efficiently leverage the balance sheet.”
Converium has made it a policy not to provide any quarterly or annual earnings guidance and it will not update any past outlooks for full-year earnings. It will, however, continue to provide investors with perspectives on its value drivers, certain financial guidance for the full year, its strategic initiatives and those factors critical to understanding its business and operating environment.
Enquiries

Beat W. Werder Head of Public Relations beat.werder@converium.com Phone: +41 44 639 90 22 Fax: +41 44 639 70 22	Marco Circelli Head of Investor Relations marco.circelli@converium.com Phone: +41 44 639 91 31 Fax: +41 44 639 71 31	Inken Ehrich Investor Relations Specialist inken.ehrich@converium.com Phone: +41 44 639 90 94 Fax: +41 44 639 70 94
About Converium
Converium is an independent international multi-line reinsurer known for its innovation, professionalism and service. Today Converium employs about 500 people in 15 offices around the globe and is organized into three business segments: Standard Property & Casualty Reinsurance, Specialty Lines and Life & Health Reinsurance. Converium has a “BBB+” financial strength rating (Credit Watch positive) from Standard & Poor’s and a “B++” financial strength rating (outlook positive) from A.M. Best Company.
Important Disclaimer
This document contains forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. It contains forward-looking statements and information relating to the Company’s financial condition, results of operations, business, strategy and plans, based on currently available information. These statements are often, but not always, made through the use of words or phrases such as ‘seek to’, ‘expects’, ‘should continue’, ‘believes’, ‘anticipates’, ‘estimates’ and ‘intends’. The specific forward-looking statements cover, among other matters, the Company’s internal review and related restatement, the reinsurance market, the Company’s operating results, certain financial guidance, e.g. related to the tax rate of the Company, the acquisition costs ratio and the costs of the Corporate Center, the rating environment and the prospect for improving results and expense reductions. Such statements are inherently subject to certain risks and uncertainties. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the impact of our ratings downgrade or a further lowering or loss of one of our financial strength ratings; the impact of the restatement on our ratings and client relationships; uncertainties of assumptions used in our reserving process; risk associated with implementing our business strategies and our capital improvement measures; cyclicality of the reinsurance industry; the occurrence of natural and man-made catastrophic events with a frequency or severity exceeding our estimates; acts of terrorism and acts of war; changes in economic conditions, including interest and currency rate conditions that could affect our investment portfolio; actions of competitors, including industry consolidation and development of competing financial products; a decrease in the level of demand for our reinsurance or increased competition in our industries or markets; a loss of our key employees or executive officers without suitable replacements being recruited within a suitable period of time; our ability to address material weaknesses we have identified in our internal control environment; political risks in the countries in which we operate or in which we reinsure risks; the passage of additional legislation or the promulgation of new regulation in a jurisdiction in which we or our clients operate or where our subsidiaries are organized; the effect on us and the insurance industry as a result of the investigations being carried out by the US Securities and Exchange Commission, New York’s Attorney General and other governmental authorities; changes in our investment results due to the changed composition of our invested assets or changes in our investment policy; failure of our retrocessional reinsurers to honor their obligations or changes in the credit worthiness of our reinsurers; our failure to prevail in any current or future arbitration or litigation; and extraordinary events affecting our clients, such as bankruptcies and liquidations, and other risks and uncertainties, including those detailed in the Company’s filings with the U.S. Securities and Exchange Commission and the SWX Swiss Exchange. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information and where to find it:
In connection with the offer by SCOR, Converium expects to file a solicitation/recommendation statement with the Securities and Exchange Commission (the “SEC”). Investors and security holders are strongly advised to read these documents when they become available because they will contain important information about the tender offer and the proposed merger. Copies of the solicitation/recommendation statement will be available free of charge at the SEC’s web site at www.sec.gov, or at Converium’s website at www.converium.com.